Exhibit 99.1

1 June 2019 Investor Presentation

2 No Offer or Solicitation This announcement is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to s ell , subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer or sec uri ties in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 , a s amended. Use of Projections This presentation contains, and the proxy statement to be delivered to Twelve Seas’s shareholders will contain, financial forecasts with respect to BPGIC’s projected revenues, EBITDA, and net capital expenditures for BPGIC’s fiscal 2019 and 2020. Neither Twelve Seas’s independent auditors, nor the independent regist ere d public accounting firm of BPGIC, audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation an d their anticipated inclusion in the proxy statement, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpos e o f this presentation or the proxy statement. These projections should not be relied upon as being necessarily indicative of future results. In this presentation, certain of the above - mentione d projected information has been repeated (in each case, with an indication that the information is an estimate and is subject to the qualifications presented herein), for purposes of provid ing comparisons with historical data. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant bu sin ess, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there c an be no assurance that the prospective results are indicative of the future performance of Twelve Seas, BPGIC, or the combined company after completion of the proposed business combination, or t hat actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this presentation s hou ld not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. Disclaimer

Disclaimer

Forward Looking Statements

This presentation contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as: "forecast," "intend," "seek," "target," "anticipate," "believe," "expect," "estimate," "plan," "future," "likely," "outlook," "project," "will" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include projected financial information. Examples of forward-looking statements include, among others, statements we make regarding: (i) projected completion, start of operations, operating capacity and capabilities, and operating results, such as revenue growth, earnings, and EBITDA, at facilities that are not yet constructed; (ii) our future market position and growth prospects; (iii) expected conditions in the local, regional and global oil markets; (iv) expected operating results, such as revenue growth, earnings, and EBITDA; (v) anticipated levels of capital expenditures and uses of capital for fiscal years 2019 and 2020; (vi) expected future supply and demand of oil; and (vii) strategies for customer retention, growth, product development, market position, financial results and reserves, and risk management. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Twelve Seas, BPGIC and the combined company after completion of the proposed business combination are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) non-payment or non-performance by BPGIC's principal customers or end users; (2) the loss of any one of the two end-users as a customer; (3) the continued concentration of revenues from two end-users; (4) changes in customer demand with respect to ancillary services provided by BPGIC including throughput, blending, heating, and intertank transfers; (5) changes in expectations of future prices for refined petroleum products; (6) a decline or disruption of supply or demand of oil and gas; (7) higher fuel taxes or other governmental or regulatory actions that increase the price of gasoline or diesel; (8) changes to applicable regulations or new regulations, including those affecting the refined petroleum products serviced by BPGIC such as climate change legislation and regulations restricting the emission of greenhouse gases; (9) the extent to which BPGIC is successful in developing new long-term relationships with customers or retaining existing ones in the competitive oil storage market in the Port of Fujairah and other ports; (10) BPGIC's ability to effectively manage the risks and expenses associated with the construction of Phase II and other growth and expansion projects; (11) accidents involving the handling of oil products at BPGIC's terminal; (12) disruptions to BPGIC's technology network including computer systems and software; (13) natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of BPGIC's operating systems, structures, or equipment or of the Port of Fujairah's facilities; (14) political and economic conditions in Fujairah and the United Arab Emirates, as well as the occurrence of hostilities, political instability or catastrophic events in Fujairah, the United Arab Emirates and the Middle East and North Africa region; (15) changes in labor costs; (16) unlawful or arbitrary governmental action; (17) the failure of the parties to consummate the transactions contemplated by the business combination agreement relating to the proposed business combination (the "Business Combination Agreement"), including as a result of the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (18) the outcome of any legal proceedings that may be instituted against BPGIC or Twelve Seas arising from the announcement of the proposed business combination and transactions contemplated thereby; (19) the inability to complete the transactions contemplated by the proposed business combination due to the failure to obtain approval of the stockholders of Twelve Seas, or the failure to satisfy other conditions to closing in the Business Combination Agreement; (20) the ability of the combined company to meet the Nasdaq Capital Market's listing standards, including having the requisite number of stockholders; (21) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (22) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, inability of BPGIC to meet anticipated construction timelines and the ability of the combined business to grow and manage growth profitably; (23) costs related to the business combination; (24) the possibility that BPGIC or Twelve Seas may be adversely affected by other economic, business, and/or competitive factors; and (25) such other risks, factors, and uncertainties that will be indicated from time to time in the proxy statement including those under "Risk Factors" therein, and other documents filed or to be filed with the Securities and Exchange Commission ("SEC") and delivered to Twelve Seas's stockholders. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Twelve Seas and BPGIC undertake no commitment to update or revise the forward-looking statements whether as a result of new information, future events or otherwise. In most instances, where third party sources are identified in this presentation, the information has been derived by BPGIC management from the source data.

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TWELVE SEAS BPGIC

Disclaimer

Use of Non-GAAP Financial Measures

This presentation includes non-GAAP financial measures, including EBITDA, EBITDA Margin, Annualized Run-Rate Revenue, Annualized Run-Rate EBITDA, Annualized Run-Rate EBITDA Margins. BPGIC defines EBITDA as total comprehensive income (loss) plus (i) depreciation, (ii) finance costs, (iii) changes in fair value of derivative financial instruments. EBITDA Margin is defined as EBITDA divided by total revenues. Annualized Run-Rate Revenue is defined as the revenue of a specified quarter multiplied by four. Annualized Run-Rate EBITDA is defined as the EBITDA of a specified quarter multiplied by four. Annualized Run-Rate EBITDA Margins is defined as Annualized Run-Rate EBITDA divided by Annualized Run-Rate Revenue of a specified quarter. You can find the reconciliation of these measures to the nearest comparable GAAP measures elsewhere in this presentation. Except as otherwise noted, all references herein to full-year periods refer to BPGIC's fiscal year, which ends on December 31. BPGIC believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to BPGIC's financial condition and results of operations. BPGIC's management uses these non-GAAP measures to compare BPGIC's performance to that of prior periods for trend analyses and for budgeting and planning purposes.

BPGIC believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. Management of BPGIC does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. We have not reconciled the non-GAAP forward looking information to their corresponding GAAP measures because we do not provide guidance for the various reconciling items such as provision for income taxes and depreciation and amortization, as certain items that impact these measures are out of our control or cannot be reasonably predicted without unreasonable efforts. You should review BPGIC's audited financial statements, which will be included in Twelve Seas's filings with the SEC, including the proxy statement to be delivered to Twelve Seas's stockholders, and not rely on any single financial measure to evaluate BPGIC's business.

Other companies may calculate EBITDA, EBITDA Margin, Annualized Run-Rate Revenue, Annualized Run-Rate EBITDA, Annualized Run-Rate EBITDA Margin, and other non-GAAP measures differently, and therefore BPGIC's EBITDA, EBITDA Margin, Run-Rate Revenue, Run-Rate EBITDA, and other non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Use of IHS Markit Data

The IHS data used in the report is from a June 2018 study and has not been updated since then. Forecasts are inherently uncertain because of events or combinations of events that cannot reasonably be foreseen including the actions of government, individuals, third parties and competitors. The IHS Markit Materials speak as of the original publication date hereof (and not as of the date of this document). The information and opinions expressed in the IHS Markit Materials are subject to change without notice and IHS Markit has no duty or responsibility to update the IHS Markit Materials.

IHS Markit reports, data and information referenced herein (the "IHS Markit Materials") are the copyrighted property of IHS Markit Ltd. and its subsidiaries ("IHS Markit"). The IHS Markit Materials are from sources considered reliable; however, the accuracy and completeness thereof are not warranted, nor are the opinions and analyses published by IHS Markit representations of fact. The IHS Markit Materials speak as of the original publication date thereof and are subject to change without notice. IHS Markit and other trademarks appearing in the IHS Markit Materials are the property of IHS Markit or their respective owners.

The IHS Markit Materials were commissioned by BPGIC and/or an affiliate of BPGIC.

Additional Information

For purposes of clarity and convenience, in certain instances, this presentation describes BPGIC's business and operations with reference to the end users of its services, rather than its immediate customers. Additional information regarding BPGIC's immediate customers and end users, as well as the relationship amongst them, will be included in the proxy statement, and other documents filed or to be filed with SEC and delivered to Twelve Seas's stockholders.

This presentation assumes that the proceeds of the equity financing will be $150 Million. There is no guarantee that the equity financing will be consummated at all, and if consummated, the actual proceeds of the equity financing may be higher or lower than $150 Million.

The proposed business combination will be submitted to stockholders of Twelve Seas for their consideration. Stockholders are urged to read the proxy statement and any other relevant documents that will be filed with the SEC by Twelve Seas when they become available because they will contain important information about Twelve Seas, BPGIC and the proposed business combination. Stockholders will be able to obtain a free copy of the proxy statement (when filed), as well as other filings containing information about Twelve Seas, BPGIC and the proposed business combination, without charge, at the SEC's website located at www.sec.gov or by directing a request to Stephen N. Cannon, Chief Financial Officer, 135 E 57th St. 18th Floor New York, New York, +1 650 560 4753.

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TWELVE SEAS BPGIC

5 Management Team and Today’s Presenters Over 8 years of finance experience ▪ Vice President, Finance & Administration at the Rochester Institute of Technology, Dubai ▪ PriceWaterhouseCoopers (PwC), Capital Projects & Infrastructure ▪ Al Hilal Bank Saleh Yammout Chief Finance Officer ▪ Spearheads the expansion and future growth of BPGIC both locally and internationally ▪ Bachelor’s Degree in Software Engineering ▪ Pursuing a Master’s Degree in International Business Law at Paris - Sorbonne University Abu Dhabi, UAE Lina S. Saheb Chief Strategy Officer Over 13 years in various business development roles Over 30 years of storage industry experience ▪ Terminal Manager, Oiltanking Odfjell Terminal, Oman ▪ Emirates National Oil Company ▪ Vopak Nico Paardenkooper Chief Executive Officer

Transaction Overview

TWELVE SEAS

- Nasdaq listed SPAC raised $207MM in June 2018 with focus on Eastern European and Middle East companies
- $210MM in trust as of March 31, 2019
- Experienced SPAC management team with global credentials

+

BPGIC

- Premier independent midstream oil storage player in the UAE
- Newly-built, award-winning facilities driving industry-leading EBITDA margins
- Highly-strategic location in Fujairah provides natural barriers to entry and strategic growth opportunities

Only U.S. Listed Middle East Energy Infrastructure Company

- Transaction value: $1.05B
- Implied valuation: 8.2x annualized 2020 run-rate EBITDA
- Consideration mix: $800MM of equity + $200MM of Escrow shares (80MM shares + 20MM shares) to BPGIC's ownership
- Pro forma Twelve Seas ownership: ~20%(1)
- Minimum cash required to close: $125MM(2)
- Expected close: Q3 2019

(1) See assumptions under "Ownership at close" on slide 26.
(2) Net of expenses and liabilities.

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TWELVE SEAS BPGIC

7 Overview of Brooge Petroleum and Gas Investment Company FZE ▪ Brooge Petroleum and Gas Investment Company FZE (“BPGIC”) is a premier midstream oil storage company located in the United Arab Emirates, formed in 2013 ▪ BPGIC owns state - of - the - art crude, fuel and clean oil storage terminals in Fujairah, a highly active oil export center in the Middle East ▪ Run by experienced management team with over 30 years in the industry ▪ Anchored by a select group of esteemed investors from the UAE #2 L argest independent storage provider in Fujairah Company Overview Key Highlights BPGIC Today (Phase I) BPGIC in 2020 (Post Phase II Completion) Storage Tanks Products Flow Rate 399,324 m 3 (2.5 MMBbls ) 1,001,384 m 3 (6.3 MMBbls ) Fuel Oil, Clean Products Fuel Oil, Clean Products, Crude Oil 14 22 4,500 m 3 / Hr (28,305 Bbls / Hr ) 16,000 m 3 / Hr (100,640 Bbls / Hr )

BPGIC History Overview

2010

Market study & analysis

2013

- Incorporated
- Land lease and development rights secured

2014

Port facility agreement entered with Port of Fujairah

2015

- Phase I financing committed
- Plans finalized for Phase I construction start date

Phase I 2018

- January: Commenced
- August: ISO and OHSAS certifications received

Phase II 2018

- Off take contract for Phase II signed with end-user
- September: EPC Contract signed and started construction for Phase II
- October: Phase II financing committed

Q3 2019

Expected Nasdaq listing via Business Combination with Twelve Seas

Phase I 2020

Q1 2020: Sahara refinery expected start of operations

Phase II 2020

Q2 2020: Expected operations start date

Future Vision

Local and international growth

2010 · 2013 · 2014 · 2015 · 2016 · 2017 · 2018 · 2019 · 2020 · Beyond

- Phase I was completed and fully operational on schedule
- Phase II construction is underway with 100% of capacity already contracted

Phase I · Phase II · General

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TWELVE SEAS BPGIC

9 Post Phase II, BPGIC is Expected to be #2 Independent Storage Provider in Fujairah 21% 18% 13% 8% 4% 5% 5% 5% 4% 4% 4% 2% 2% 2% 1% 1% 0 500 1,000 1,500 2,000 2,500 3,000 M 3 Existing Capacity (2,3) Capacity expansion projects (2,3) Market share based on storage capacity (1) Source: IHS Markit data as of June 2018. Please see the disclaimer on page 4 for a full description . (1) Only expansions that are under construction and planned are considered. (2) Excludes the captive storage capacity of ADNOC terminal. (3) Excludes dedicated LPG and LNG terminals. Captive Demand represents strategic storage capacity, not used by trading firms / marketers and is not a competitive threat to BPGIC ▪ Post Phase II, BPGIC is expected to be the 4th largest storage player in Fujairah in terms of overall capacity ▪ Excluding captive demand, BPGIC is expected to be the 2nd largest independent storage player in Fujairah

10 Company Highlights & Strategy

Investment Highlights

1 Favorable Industry Trends Driving Storage Demand	▪ The Middle East is expected to continue to be the dominant crude oil exporter in the world with over 2,941,177 m^3/d (~18.5 MMBbls/d) exported each year ▪ Increased energy trading activity in the region has driven the need for energy infrastructure ▪ Storage continues to play a critical role in managing supply disruptions and demand surges
2 Strategic Location at the Epicenter of Global Crude Oil Trading Activity	▪ BPGIC terminals are strategically located in the Port of Fujairah, one of the largest global oil export hubs ▪ 60-year lease of prime real estate, strategically located adjacent to VLCC jetties in the Port, allowing for fast customer turnaround time ▪ Limited remaining land available for infrastructure build out in Fujairah gives BPGIC an advantage
3 Newly-Built, World-Class Facilities	▪ One of the largest crude oil, clean oil, and fuel oil storage facilities in the region with 1,001,384 m^3 (6.3 MMBbls of capacity by mid-2020 ▪ Award-winning facilities with superior technological capabilities offering highly sought-after ancillary services
4 Strong Fee-Based Cash Flow Profile with Meaningful Upside	▪ 4.8-year[(1)] weighted average renewable take-or-pay contract life for 100% of available and in-construction storage capacity (Phases I & II) ▪ Industry-leading EBITDA margins driven by upfront investment in infrastructure and technological automation ▪ Diverse mix of fixed-fee and ancillary revenue provides combination of stability and growth potential
5 Visible Near-Term Growth Trajectory	▪ Phase II expansion is expected to more than double EBITDA to $128 million by Q3 2020, on an annualized basis ▪ Modular refinery contract with Sahara Energy Resources to provide an additional $25 million in EBITDA at minimal capital cost to BPGIC ▪ Additional upside from ancillary revenue growth
6 Experienced Management Team	▪ Seasoned management team with over 30 years of experience in the oil and gas industry ▪ Additional shares held in escrow, post transaction, act as an incentive for driving EBITDA growth

(1) Weighted average contract life calculated based on proportional storage capacity per contract.

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TWELVE SEAS BPGIC

12 The UAE’s Business Friendly Policies Have Attracted Foreign Capital 1 ADNOC (Abu Dhabi National Oil Company) 2030 Initiatives ▪ Create partnerships that deliver expertise, capital and technology and bring market access More Profitable Upstream ▪ Increase gasoline production to 10.2 mtpa by 2022 ▪ Grow petrochemicals production from 4.5 mtpa in 2016 to 11.4 mtpa by 2025 More Valuable Downstream ▪ Ensure security of the gas supply ▪ Invest in developing various fields to maximize value from natural gas and gas products More Sustainable and Economic Gas Supply Over $45 billion to be invested in expanding downstream opportunities Expanding Partnerships ▪ ADNOC is evolving its approach to partnerships, spanning across its entire oil and gas value chain to secure access to target markets and new centers of global demand ▪ In February 2019, Blackrock and KKR led the first foreign investment in UAE national infrastructure - Blackrock and KKR invested $4 billion for a 40% ownership in a new entity called ADNOC Oil Pipelines ▪ Exxon Mobil and ADNOC continue to explore new opportunities in the upstream and downstream sector ▪ ADNOC continues to leverage mutually beneficial partnerships to drive new commercial opportunities Source: www.adnoc.ae/en/strategy2030.

13 0 20 40 60 80 100 120 140 160 2010 2011 2012 2013 2014 2015 2016 2017 2018E 2019E 2020E 2021E 2022E 2023E 2024E 2025E Millions of Metric Tons of Throughput per Year Dirty Product Clean Product Crude Favorable Industry Trends 1 Fujairah Port Traffic Has Seen Rapid Growth, and is Expected to Continue Growing into 2025 Storage plays a critical role in the management of supply disruptions and demand surges, providing a stable infrastructure for crude oil and products trade ▪ Completion of ADNOC terminals to export crude from Fujairah ▪ Increased storage capacity allowing more bunkering, build - bulk and blending opportunities ▪ IMO regulation is driving blending needs Recent Drivers of Growth in Fujairah Source: IHS Markit data as of June 2018. Please see the disclaimer on page 4 for a full description.

14 2017 2030 m 3 /d 1,350,874 1,171,065 MBbl/d 8,497 7,366 The World is Expected to Rely on Middle East Crude to Meet Long - Term Demand Crude Oil Flows From the Middle East Geographical Europe North Asia Europe Canada / USA Latin America Africa India Southeast Asia Middle East 2017 2030 m 3 /d 252,782 228,935 MBbl/d 1,590 1,440 ▪ 2,941,177 m 3 /d (18.5 MMbls /d) of Middle East crude exported currently ▪ Middle Eastern crude supplies virtually every region ▪ Africa, India and Southeast Asia represent the fastest growing regions 2017 2030 m 3 /d 403,975 425,596 MBbl/d 2,541 2,677 2017 2030 m 3 /d 289,348 350,874 MBbl/d 1,820 2,207 2017 2030 m 3 /d 477,425 593,482 MBbl/d 3,003 3,733 2017 2030 m 3 /d 60,890 131,161 MBbl/d 383 825 2017 2030 m 3 /d 34,181 47,854 MBbl/d 215 301 2 Source: IHS Markit data as of June 2018. Please see the disclaimer on page 4 for a full description.

15 Saudi Arabia United Arab Emirates Strategic Location ▪ Adjacent to major shipping routes, supplying major markets Political Stability ▪ Strong support for port development from local authorities Refining Center ▪ Significant refining capacity located nearby Port Infrastructure ▪ Large ports designed to minimize customer waiting times Significant Crude Flows ▪ Ample pipeline infrastructure supplying to terminal points Pricing Center ▪ Physical presence of major trading houses The UAE Meets Every Key Criteria For Crude Oil Infrastructure Investment Fujairah is a Trading, Refining and Export Hub Fujairah’s port is located outside the Strait of Hormuz − Major crude flows to all regions − 2 nd largest bunker trading hub − $45bn downstream expansion plan announced by ADNOC 2 Strait of Hormuz Fujairah Port Fujairah Port Source: IHS Markit data as of June 2018. Please see the disclaimer on page 4 for a full description.

16 Premier Location, Giving End Users Fastest Turnaround Time Competitors have very limited access to Matrix Manifold 2 which connects to the VLCC jetty – VLCC jetty provides access to very large crude carriers loading and discharging points with higher flow rates BPGIC is closest to Matrix Manifold 2 – allowing for quick vessel turnaround time at a lower cost compared to competitors 6 Total Jetty Lines: 4 existing and 2 more to be added in Phase II BPGIC 2 Phase II Phase I

17 Scarcity of Remaining Land in Fujairah Gives BPGIC a Competitive Advantage 2 VLCC jetty that leads to VLCC berth Strategic storage f acilities do not provide storage and ancillary service facilities to traders and do not represent a competitive threat to BPGIC BPGIC Limited remaining, strategically located land available in Fujairah makes BPGIC’s presence well situated to capitalize on growing infrastructure needs in the area BPGIC will be the 2 nd largest, independent storage operator in Fujairah – with limited land to build, there are very little competitive threats Matrix Manifold 2

18 Long - Term Contracts Servicing Two Global Trading Firms Phase I Overview ▪ Fully - operational ▪ Clean oil and fuel oil terminals ▪ 14 tanks ▪ 399,324 m 3 (2.5 MMBbls ) of capacity ▪ 4,500 m 3 (28 MBbls ) / Hr flow rate Phase I End User ▪ Via a 4 year remaining take - or - pay contract for 100% of Phase I capacity 399,324 m 3 (2.5 MMBbls ) ▪ Fixed fee storage fees and ancillary services Phase II End User ▪ Via a 5 year take - or - pay contract for 100% of Phase II capacity 602,060 m 3 (3.8 MMBbls ) ▪ Fixed fee storage fees and ancillary services ▪ Beginning in 2020 with Phase II completion Phase II Overview ▪ Expected completion in 2Q 2020 ▪ 8 Crude oil tanks ▪ 602,060 m 3 (3.8 MMBbls ) of capacity ▪ 16,000 m 3 / Hr (100 MBbls / Hr ) flow rate 3 Note: Phase I and Phase II facilities have one end user each, respectively. The addition of a modular refinery in 2020 will a dd a 3 rd end user.

19 Well - Constructed Facilities Best - in - Class Flow - Rates Industry Leading Loss Ratios 11 Simultaneous Operations Barriers to Entry Award - Winning Storage Facilities ▪ Construction using high quality materials ▪ All tank bottoms coated and 2 tanks fully coated ▪ HDPE coating on the land to avoid contamination from any spillage ▪ Equipped with high capacity pumping system capable of moving 4,500 m 3 / Hr (28 MBbls / Hr ) in Phase I tanks and 16,000 m 3 / Hr (100 MBbls / Hr ) in Phase II tanks post - completion ▪ Currently able to fill vessels in 60% of time versus other terminals in Port of Fujairah ▪ Post Phase II completion, will have ability to handle VLCCs in 32 hours (mooring to unmooring) ▪ Superior facility design generates direct savings for customers by reducing typical oil loss ratios by over 80% ▪ Dedicated lines connecting each tank with the pump station are installed for efficient blending, inter - tank transfer, and recirculation operations − BPGIC can perform blending, heating, inter - tank transfer services simultaneously, which maximizes efficient use of facilities ▪ BPGIC is closest to MM 2, allowing for quick vessel turnaround time ▪ BPGIC can operate through 8 out of 9 berths in the Port and VLCC jetty post Phase II completion − Competitors have limited access to VLCC jetty, which means they have to travel a further distance to transport crude import and for export 3

4 Ancillary Revenue Sources Drives EBITDA Diversification

Fixed Revenue Sources (~55% of Current Revenue)

Fixed Fee Storage
- Contracted capacity, take-or-pay structures

Fixed Refinery Fees
- Sahara Energy Resources will pay BPGIC fixed fees associated with its refinery

2020P Revenue Mix



Fixed Revenue
Ancillary Revenue
Refinery - Ancillary 7%
39%
40%
Refinery - Fixed 14%

Ancillary Revenue Sources (~45% of Current Revenue)

Blending
- Blending of two or more batches of product at customer's request
- Product is exported after blending occurs

Throughput Transfer
- Performed during loading / unloading of product
- BPGIC collects additional revenue on throughput that is above the monthly storage capacity

Inter-tank Transfer
- Additional fees occurring during blending, product consolidation and when customers trade from one terminal to another

Heating
- BPGIC earns incremental revenue by controlling the temperature for fuel oil

Refinery
- BPGIC earns incremental revenue associated with Sahara Energy Resources' refinery use

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TWELVE SEAS BPGIC

21 Modular Refinery Diversifies EBITDA Growth With Minimal Capital Investment 4 Overview Highlights Q1 2020 Expected to be Operational ~$25MM Expected Annual EBITDA 5 - Year Renewable Contract ~$0 Investment by BPGIC ▪ To be built on existing BPGIC land with no expected negative impact on Phase II construction ▪ 5 - year contract with Sahara Energy Resources DMCC ▪ Expected to generate $25 million in annual EBITDA, resulting in an incremental $8 million per year - Sahara will utilize a portion of Phase I capacity currently occupied by the Phase I end user ▪ Refinery to produce IMO 2020 compliant refined products

22 Phase II Expansion Will More Than Double BPGIC EBITDA by 2020 Phase II Build Out at Attractive Costs Phase II End User ▪ Contracted for 100% of Phase II capacity ▪ Storage fee contracted per Bbl / month ▪ Ancillary fees vary on service per cbm / month 4 (1) EBITDA divided by construction cost. ▪ Phase II expansion will add an additional 602,060 m 3 (3.8 MMBls ) of crude oil storage capacity > Doubling Capacity ▪ $160 million in total capital expenditures ▪ Funded with a $90 million loan, repayable over 10 years Attractive Cost ▪ 2 - year payback period (1) ▪ Construction scheduled to be complete by 2Q 2020 Near Term Payback ▪ 5 - year, renewable contract beginning in 2020 Fully Contracted

4 Strong Fee-Based Cash Flow Profile with Industry-Leading EBITDA Margins

- Mix of fixed-fee and ancillary revenue provides combination of stability and growth potential
- The low-risk Phase II expansion is expected to more than double the existing capacity by 2Q 2020
- The modular refinery targeted to become operational in January 2020 is expected to contribute approximately $8MM of incremental EBITDA per year ($25 million of EBITDA less $17 million that partially displaces existing Phase I end user)

Annualized EBITDA ($mm) Actual [(1)] & Projected [(2)]



86% EBITDA Margin
$38
Existing Capacity
$8
87% EBITDA Margin
$46
$25 Refinery End User
$21 Existing End User
$82
94% EBITDA Margin
$128
Projected 3Q 2020 Annualized Run-rate EBITDA of $128 million
4Q '18E Annualized
Incremental EBITDA from Modular Refinery (Fully Operational 1Q 2020)
1Q '20P Annualized
Phase II Fully Operational End of 2Q 2020 Annualized
3Q '20P Annualized

(1) Estimates based on auditor-reviewed financial results through December 2018 (Audit Opinion Pending).
(2) Projected storage revenue based on contract terms. Ancillary services revenue price/cbm is contracted but volumes are projected based on historical activity and discussions with the two current end users.

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24 Visible Near - Term Growth Trajectory: Opportunities Available to BPGIC 5 Strategic Opportunities in Services ▪ Minimal Capital Expense investment ▪ Customer services under long - term contract ▪ Services will be recurring and scheduled ▪ Increases overhead infrastructure utilization/efficiency ▪ Profit - sharing model ▪ BPGIC provides operational expertise ▪ Capital Expense funded by Partner – minimal BPGIC capital required ▪ Additional expansions in Fujairah as opportunities become available to lease additional land ▪ Continuously develop pipeline of pre - negotiated end - user contracts as in Phase I and II for future expansions Strategic JVs for Capacity Expansion Organic Expansion

25 Financial Overview

26 Key Financial Metrics $43.9 $52.4 $136.5 4Q '18E Ann. 1Q '20P Ann. 3Q '20P Ann. $37.9 $45.8 $128.1 4Q '18E Ann. 1Q '20P Ann. 3Q '20P Ann. Revenue (USD MM) EBITDA (USD MM) Capital Expenditures (USD MM) EBITDA Margin $0.0 $137.4 $12.6 2018E 2019P 2020P 86% 87% 94% 4Q '18E Ann. 1Q '20P Ann. 3Q '20P Ann. ▪ 2019 and 2020 capex includes build out of Phase II crude oil storage tanks ▪ Does not include capitalized financing costs, leases, or rent Estimates based on auditor - reviewed financial results through December 2018 (Audit Opinion Pending). Projected figures based on management forecasts. Revenue and EBITDA figures represent annualized run - rate projections.

Transaction Sources & Uses / Capitalization

Sources (USD MM)	
Twelve Seas Cash in Trust[1]	$213.0
Existing Shareholder Rollover Equity[2]	800.0
Existing Shareholder Rollover Equity (Escrow)	200.0
PIPE Proceeds[4]	150.0
Total Sources	**$1,363.0**

(1) Estimated cash in trust at merger close. Assuming no redemptions of the trust account by Twelve Seas public stockholders --- actual results may differ. Includes cash currently in trust and estimated accrued interest through the closing.
(2) Assuming that BPGIC's ownership does not elect to receive any consideration in cash pursuant to its right under the business combination agreement.
(3) Estimated debt balance to be repaid at the closing.
(4) Assumes issuance in PIPE of 15mm shares at $10.00 per share, which after payment of Twelve Seas' outstanding transaction expenses and liabilities will provide cash in excess of the minimum cash required to close the business combination.

Uses (USD MM)	
Paydown of Projected Debt at Merger[3]	$185.0
Estimated Transaction Fees & Expenses	14.5
Existing Shareholder Rollover Equity[2]	800.0
Existing Shareholder Rollover Equity (Escrow)	200.0
Cash to Balance Sheet	163.5
Total Uses	**$1,363.0**

Pro Forma Valuation (USD MM)[1][2][4][5]	
Existing BPGIC Shareholders	100.0
Plus: SPAC Shareholders	27.9
Plus: PIPE Shares	15.0
Total Shares	142.9
Less: Escrow Shares	21.6
Total Shares (Excluding Escrow Shares)	121.3
Share Price	$10.0
Equity Value (Excluding Escrow Shares)	**$1,213.1**
Plus: Projected Debt at Merger	-
Less: Net Cash	163.5
Enterprise Value (Excluding Escrow Shares)	$1,049.6
3Q 2020P Annualized EBITDA	$128
EV (Exc. Escrow Shares) / 3Q '20P Ann. EBITDA	**8.2x**

Ownership at Close[1][2][4][5]


Twelve Seas Sponsor (5.1mm Shares) 3.5%
PIPE Investors (15.0mm Shares) 10.5%
Twelve Seas Public Shareholders (22.8mm Shares) 16.0%
Existing BPGIC Shareholders (100.0mm Shares) 70.0%

Note: Transaction assumes 0% shareholder redemptions.
(5) Existing BPGIC shareholder includes 20 million shares held in escrow and Twelve Seas Sponsor includes 1.6 million shares held in escrow. Assumes that Twelve Seas Sponsor forfeits 1.0M founder shares. Twelve Seas Sponsor and Twelve Seas Public Shareholders include outstanding rights that convert into 1/10th of a share at the closing. Excludes outstanding Twelve Seas warrants and shares reserved for issuance under the new equity incentive plan to be adopted by the post-closing company.

27
TWELVE SEAS BPGIC

28 Half Release Escrow Requirements (1) Expiration Shares Annualized Run - Rate EBITDA Target (2) Stock Price Threshold (3) 5 Years (4) ▪ 10 million shares to BPGIC owners ▪ 0.8 million shares to Sponsor $175 MM USD $12.50 USD OR (1) Escrowed shares consist of (i) 20 million from existing BPGIC shareholder and (ii) 1.6 million from the Twelve Seas sponsor. Release if either annualized run - rate EBITDA OR share price targets is exceeded. (2) Annualized run - rate is the last quarter multiplied by four . EBITDA is subject to certain adjustments set forth in the escrow agreement. (3) For any 10 trading days within any 2 0 trading day period during the escrow period . (4) 5 years from the start of the first full fiscal quarter after the closing. Description of Escrowed Shares – Aligned Shareholder Interest In addition to the 80 million shares issued at the closing to the existing BPGIC shareholder, the existing BPGIC shareholder can earn an additional 20 million shares if certain thresholds are met (the “Escrowed Shares”) Full Escrow Requirements Expiration Shares Annualized Run - Rate EBITDA Target (2) Stock Price Threshold (3) 5 Years (4) ▪ 20 million shares to BPGIC owners ▪ 1.6 million shares to Sponsor $250 MM USD $14.00 USD OR Any shares that are released in the half release will be deducted from the full escrow share count so that the maximum amount of shares that can be released will not exceed 20 million for the BPGIC owners and 1.6 million shares to the Sponsor

29 Appendix

30 BPGIC is Well - Positioned to Benefit from IMO 2020 Implementation on Jan 1, 2020 for reduction in the sulfur level of bunker fuels used for ships Likely impact on the storage industry x Increased requirement for additional blending facilities and segregation of hydrocarbon cutter stocks to meet sulfur limit de man ds x Increased demand for floating storage tanks as there will be a likely shift in bunkering locations based on low - sulfur bunker fu el availability x Tank farms expected to have good Interchangeability and flexibility 2020 Specifications Refining Shipping ▪ Increased demand for low sulfur bunker fuel ▪ High capex requirements by refining industry to reduce high sulfur bunker fuel oil ▪ Disposal of high sulfur bunker fuel/bottom of the barrel ▪ Shipping industry has been slow to adopt scrubber technology ▪ High overhead costs for effluent discharge from scrubbers Challenges Options for the Shipping Industry Installation of Exhaust Gas Cleaning Systems (EGCS or ‘scrubbers’) to remove sulfur on board Switching away from high sulfur grades used currently to low - sulfur bunker fuel Switch to alternate bunker fuel sources like LNG, which would need alternative ship design Source: IHS Markit data as of June 2018. Please see the disclaimer on page 4 for a full description.

31 Safety Performance Achievements – 2018 2018 No . Focus Area Objective Target Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Remarks Target Achieved 1 Fatalities Zero work related incidents 0 0 0 0 0 0 0 0 0 0 0 0 0 100% 2 LTI Zero work related incidents 0 0 0 0 0 0 0 0 0 0 0 0 0 100% 3 Product Spills Minimizing adverse environmental and socioeconomic impacts by coordinating all containment and removal activities to carry out a timely, effective response 0 0 0 0 0 0 0 0 0 0 0 0 0 100% 4 Fire Incidents Zero harm to personnel, property environment and company reputation 0 0 0 0 0 0 0 0 0 0 0 0 0 100% 5 Emergency Drills – Annual To check the readiness & effectiveness of ERP 5 1 0 0 1 1 0 0 0 0 1 0 1 100% 6 PTW Compliance with Procedure Safety control system aims to work together to maintain system that is safe and without risk to health, safety and environment 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%

32 Safety Performance Achievements – 2019 2019 No . Focus Area Objective Target (Full Year) Jan Feb Mar Apr Target Achieved (YTD) 1 Fatalities Zero work - related incidents 0 0 0 0 0 100% 2 LTI Zero work - related incidents 0 0 0 0 0 100% 3 Product Spills Minimizing adverse environmental and socioeconomic impacts by coordinating all containment and removal activities to carry out a timely, effective response 0 0 0 0 0 100% 4 Fire Incidents Zero harm to personnel, property, environment, and company reputation 0 0 0 0 0 100% 5 Emergency Drills – Annual To check the readiness & effectiveness of ERP 6 1 0 0 1 100% 6 PTW Compliance with Procedure Safety control system aims to work together to maintain system that is safe and without risk to health, safety and environment 100% 100% 100% 100% 100% 100%

33 Summary of Comprehensive Income (Values in USD million) 2017 (Audited) 2018 ( Unaudited) (1) Revenue 0.1 35.7 Storage fee 0.1 20.7 Ancillary services - 15.0 Direct costs (2.3) (9.6) Gross Profit (Loss) (2.2) 26.1 Gross profit (loss) margin (%) N/M 73.1% General and administrative expenses (0.6) (1.9) Finance costs (1.0) (6.7) Changes in fair value of derivative financial instruments - (1.2) Profit (loss) and total comprehensive income (loss) (3.8) 16.3 Total comprehensive income (loss) margin (%) N/M 45.7% (Values in USD million) 2017 2018 Total comprehensive income (loss) (3.8) 16.3 Depreciation 0.7 5.7 Finance costs 1.0 6.7 Changes in Fair Value of Derivative Financial Instruments - 1.2 EBITDA (2) (2.1) 29.9 EBITDA margin (%) N/M 83.8% (1) Audited financials through June 2018; financials through December 2018 under audit review with audit opinion pending. (2) EBITDA is defined as total comprehensive income (loss) plus ( i ) depreciation, (ii) finance costs, (iii) changes in fair value of derivative financial instruments

34 Statement of Financial Position (Values in USD million) 31 Dec’ 2017 (Audited) 31 Dec’ 2018 (Unaudited) (1) Non - current assets Property, plant and equipment 194.0 198.0 Advances to contractors 0.2 - Total non - current assets 194.2 198.0 Current assets Inventories 0.2 0.1 Trade and other receivables - 5.1 Bank balances and cash (2) 0.3 0.0 Total current assets 0.5 5.2 Total assets 194.7 203.3 Equity Share Capital 1.4 1.4 Owners’ accounts 70.4 50.0 General reserve - 0.7 Retained earnings (accumulated losses) (4.2) 11.4 Total Equity 67.6 63.5 Non - current liabilities Term loans 86.3 92.6 Lease liability 25.9 28.1 Other liabilities 0.0 0.2 Current liabilities Term loans 7.8 5.0 Accounts payable, accruals and other payables 5.0 10.6 Derivative financial instruments - 1.2 Lease liability 2.1 2.1 Total liabilities 127.1 139.8 Total equity and liabilities 194.7 203.3 (1) Audited financials through June 2018; financials through December 2018 under audit review with audit opinion pending. (2) Bank balances and cash stood at $284,055 and $39,840 as of December 31, 2017 and December 31, 2018, respectively

35 Statement of Cash Flows (Values in USD million) 2017 (Audited) 2018 (Unaudited) (1) Cash flow from operating activities Profit (loss) for the year (3.8) 16.3 Adjustments (2) 1.7 13.6 Working capital changes 0.4 (4.1) Net cash from (used in) operating activities (1.6) 25.8 Cash flow from investing activity Purchase of property, plant and equipment (22.5) (0.5) Net cash from (used in) investing activity (22.5) (0.5) Cash flow from financing activities Proceeds from term loans 16.7 4.1 Repayment of term loans - (0.8) Interest paid on term loans (3.4) (6.2) Payment of transaction costs on loans (0.1) - Net contribution from (withdrawals by)

owners 11.2 (22.7) Net cash from (used in) financing activities 24.3 (25.6) Net increase (decrease) in cash and cash equivalents 0.1 (0.2) Cash and cash equivalents at the beginning of the period 0.1 0.3 Cash and cash equivalents at the end of the period 0.3 0.0 (1) Audited financials through June 2018; financials through December 2018 under audit review with audit opinion pending. (2) Depreciation, Finance costs, Net change in fair value of derivative instruments, and provisions for employees’ end of service be nefits